Exhibit 99.1

Contacts:	Media	Investors
	Donna Sitkiewicz	Chris Jakubik
	847-646-4538	847-646-5494

Taking a Great Portfolio in New Directions:
Kraft Foods Announces Growth Strategy at CAGNY Conference

Provides 2007 Earnings Guidance, Long-Term Outlook

NORTHFIELD, IL, February 20, 2007 — Irene Rosenfeld, CEO of Kraft Foods Inc. (NYSE: KFT), today is announcing a comprehensive strategy to accelerate the company’s growth at the Consumer Analyst Group of New York conference in Scottsdale, Arizona.  The company also provided 2007 earnings guidance and its long-term financial outlook.

“This is a pivotal time in Kraft’s history, and while there are things we have to fix, our organization is energized about pursuing a number of trajectory-changing initiatives,” said Rosenfeld.  “I am confident that our new strategies will return Kraft to predictable and consistent growth.”

The company’s four strategies are:

•    Rewire the organization for growth

•    Reframe Kraft’s categories to make them more relevant to consumers

•    Exploit Kraft’s sales capabilities

•    Drive down costs without compromising quality

The company expects a return to consistent growth in three stages.  In 2007, Kraft expects to:

•    Grow its top line 3% to 4% organically;

•    Invest all of its growth, as well as restructuring savings, back into the first wave of trajectory-changing growth initiatives.  This represents an incremental $300 million to $400 million investment in quality, marketing, R&D and capability-building.

As a result of this investment, a higher tax rate, spin-related dilution and divestitures (included in Kraft’s fourth quarter 2006 earnings release), in 2007, Kraft expects earnings per share of $1.50 to $1.55, or $1.75 to $1.80, excluding 25 cents of restructuring costs.

In 2008, the company expects its operational turnaround to gain momentum.  Kraft will again grow revenue 3% to 4% organically, with operating income exceeding revenue growth.  The company will invest a portion of its growth back into the business, including further marketing spending, toward a long-term target of 8% to 9% of net revenue.

“By 2009, we’ll hit our stride,” Rosenfeld said.  “We’ll fully realize the financial benefits of our investments and deliver our long-term targets of at least 4% organic net revenue growth and 7% to 9% EPS growth.”

Kraft Foods (NYSE:KFT) is one of the world’s largest food and beverage companies. For more than 100 years, we’ve offered consumers delicious and wholesome foods that fit the way they live. Millions of times a day, in more than 150 countries, consumers reach for their favorite Kraft brands. Whether it’s breakfast, lunch, dinner or a snack, consumers at home and on the go choose: Kraft cheeses, dinners and dressings; Oscar Mayer meats, DiGiorno pizzas, Oreo cookies, Ritz crackers and chips, Philadelphia cream cheese, Milka and Cote d’Or chocolates, Planters nuts, Honey Bunches of Oats cereals, Jacobs, Gevalia and Maxwell House coffees; Capri Sun, Crystal Light and Tang refreshment beverages; and a growing range of South Beach Diet and better-for-you Sensible Solution options.

Forward-Looking Statements

This press release contains projections of future results and other forward-looking statements. One can identify these forward-looking statements by use of words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are based on the Company’s current assumptions and estimates and are subject to risks and uncertainties. In connection with the “safe harbor” provisions of the

Private Securities Litigation Reform Act of 1995, the Company is hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward looking statement made by or on behalf of the Company. These factors include: (a) the effect on the Company of competition in its markets, changes in consumer preferences and demand for its products, including diet trends, changing prices for its raw materials and local economic and market conditions; (b) the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios, to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels and to improve productivity; (c) the Company’s ability to consummate and successfully integrate acquisitions and to realize the cost savings and improved asset utilization contemplated by its restructuring program; (d) the impact of gains or losses, or lost operating income, from the sales of businesses that are less of a strategic fit within the Company’s portfolio; (e) the effects of foreign economies, changes in tax requirements and currency movements; (f) fluctuations in levels of customer inventories and credit and other business risks related to the operations of the Company’s customers; (g) the Company’s access to credit markets, borrowing costs and credit ratings; (h) the Company’s benefit expense, which is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees; (i) the impact of recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations, potential claims relating to false or deceptive advertising under consumer protection or other laws and the possibility that consumers could lose confidence in the safety and quality of certain food products; (j) consumer concerns regarding genetically modified organisms and the health implications of obesity and trans fatty acids; and (k) potential short-term volatility in the trading volume and market price of the Company’s stock as a result of the spin-off of the Company from Altria Group, Inc. Developments in any of these areas could cause the Company’s results to differ materially from results that have been or may be projected by or on behalf of the Company. The Company cautions that the foregoing list of important factors is not exclusive. For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Form 10-Q and 8-K. Any forward looking statements in this press release are made as of the date hereof. The Company does not undertake to update any forward looking statement.

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